EXHIBIT 3.2

CERTIFICATE ELIMINATING REFERENCE TO A SERIES
OF SHARES OF STOCK FROM THE
CERTIFICATE OF INCORPORATION

OF

NEWTOWN LANE MARKETING, INCORPORATED
(Pursuant to Section 151 (g) of the Delaware General Corporation Law)
___________

          Newtown Lane Marketing, Incorporated (hereinafter called the "corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

          1. The name of the corporation is Newtown Lane Marketing, Incorporated.

          2. The designation of the series of shares of stock of the corporation to which this certificate relates is Series A Convertible Preferred Stock, $.001 par value per share (the “Series A Preferred Stock”).

          3. The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the said series of shares of stock were provided for in a resolution adopted by the Board of Directors of the corporation pursuant to authority expressly vested in it by the provisions of the certificate of incorporation of the corporation. A certificate setting forth the said resolution has been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151 (g) of the General Corporation Law of the State of Delaware (the “Certificate of Designation”).

          4. The Board of Directors of the corporation has adopted the following resolution:

RESOLVED, that none of the authorized shares of Series A Preferred Stock are outstanding, and

BE IT FURTHER RESOLVED, that none of the Series A Preferred Stock will be issued pursuant to the Certificate of Designation, and

BE IT FURTHER RESOLVED, that all the shares of Preferred Stock designated as Series A Preferred Stock by the due filing of Certificate of Designation shall be returned to the status of authorized and unissued shares of Preferred Stock subject to Article FOURTH of the corporation’s certificate of incorporation; and

BE IT FURTHER RESOLVED, that the President of the corporation be, and hereby is authorized and directed to file a certificate setting forth this resolution with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the certificate of incorporation of the corporation all reference to the Series A Preferred Stock.

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     Executed on this 15th day of August, 2008

/s/ Arnold P. Kling
Arnold P. Kling
President